Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our reports dated February 25, 2010, with respect to the consolidated financial statements of Chart Industries, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Chart Industries, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2009 in the following Registration Statements and in the related Prospectuses:

Registration Number	Description
333-162740	Form S-8 Registration Statement – Chart Industries, Inc. 2009 Omnibus Equity Plan

333-138682	Form S-8 Registration Statement – Amended and Restated Chart Industries, Inc. 2005 Stock Incentive Plan

Cleveland, Ohio	/s/ Ernst & Young LLP
February 25, 2010